Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR MARCH
     Dallas, Texas, March 6, 2008 – U.S. Trust, Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.37389 per unit, payable on March 31, 2008, to unit holders of record on March 17, 2008.
     This distribution reflects primarily the oil production for December 2007 and the gas production for November 2007. Preliminary production volumes are approximately 28,322 barrels of oil and 525,346 mcf of gas. Preliminary prices are approximately $87.39 per barrel of oil and $6.39 per mcf of gas. The table below compares this month’s production and prices to the previous months:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)
Current Month	28,322	525,346	$87.39	$6.39

Prior Month	43,912	578,375	$87.71	$6.32
     Due to the timing of the end of the month of February, approximately $190,000 of revenue received will be posted in the following month of March in addition to normal receipts during March. Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt. Since the close of business in February and prior to this press release, approximately $2,700,000 in revenue has been received.
     The 2007 tax information packets were mailed directly to unitholders as of March 1, 2008.

     For a copy of the 2007 Tax Information booklet and additional information, including the latest financial reports on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 800.365.6541